Exhibit 8.1

Subsidiaries of the Registrant

Wholly-Owned Subsidiaries:

GameNow.net (Hong Kong) Limited, a Hong Kong company

China The9 Interactive Limited, a Hong Kong company

Asian Development Limited, a Hong Kong company

Asian Sense Holdings Limited, a Hong Kong company

City GameNet Limited, a Hong Kong company

9City Asia Limited, a Hong Kong company

City Channel Limited, a Hong Kong company

City Smart Limited, a Hong Kong company

9Dream Limited, a Hong Kong company

Global Star International Development Limited, a Hong Kong company

City Rise Investments Limited, a Hong Kong company

Well City Ltd, a Hong Kong company

China The9 Interactive (Shanghai) Co. Ltd., a PRC company

The9 Computer Technology Consulting (Shanghai) Co., Ltd., a PRC company

Jiu Jing Information Technology (Beijing) Co., Ltd., a PRC company

Jiu Chuang (Beijing) Co. Ltd., also known as China The9 Interactive (Beijing) Co. Ltd., a PRC company

Consolidated Affiliated Entities:

Shanghai The9 Information Technology Co., Ltd. (formerly known as Shanghai Jiucheng Information Technology Co., Ltd.), a PRC company

Shanghai Jiucheng Advertisement Co., Ltd., a PRC company*

*	in the process of being liquidated